Exhibit 23.8

April 3, 2008

Wuxi PharmaTech (Cayman) Inc

288 FuTe ZhongLu

Waigaoqiao Free Trade Zone

Shanghai 200131, PRC

CONSENT OF FROST & SULLIVAN

Frost & Sullivan (“Company”) hereby consents to the references to the Company’s name in Wuxi PharmaTech (Cayman) Inc.’s (the “Company”) Registration Statement on Form F-1 to be filed with the U.S. Securities and Exchange Commission. The Company also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

FROST & SULLIVAN

/s/ Gavin Gerard Pathross
Gavin Gerard Pathross
Associate Director,
Financial Services Group
Frost & Sullivan t) +65-9099-9321 f) +65-6890-0988 gavin.pathross@frost.com